EXHIBIT I


                      [Letterhead of ETEC]



                                        August 14, 1998


Office of Public Utility Regulation
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


RE: Entergy Power, Inc. (70-9305)


Dear Sir or Madam:

We are writing to express our support for the transaction proposed by Entergy Power, Inc. ("EPI") in the Declaration on Form U-1 being filed with you on or about July 31, 1998, whereby EPI will sell to East Texas Electric Cooperative, Inc. ("ETEC") an ownership interest in Unit No. 2 of the Independence Steam Electric Station ("ISES-2").

ETEC intends to acquire an ownership interest in ISES-2 in order to meet, on a more cost-effective basis, the existing and projected electric demand of its member cooperatives. Therefore, we respectfully request that you take all action necessary to expedite your approval of the subject filing.

We appreciate your prompt consideration of this matter.


Very truly yours,



John H. Butts
Manager